Exhibit 99.1

Mr. Dave Flitman Statement

Before we move to Q&A, I want to address the recent speculation about a potential transaction with PFG.

Many of you know that as part of our commitment to generating long-term, profitable growth and creating shareholder value, US Foods regularly considers accretive tuck-in M&A and evaluates potential strategic opportunities. We believe that a combination with PFG has the potential to create significant value for both companies and our collective stakeholders, while enhancing competition in the foodservice industry. We approached PFG to work with us to explore the merits and opportunities of a combination. To date, PFG has declined our invitation to do so.

Let me provide some thoughts about the strategic rationale of a potential transaction based on our knowledge of foodservice, both companies, and where the industry is going.

•We believe a combination would bring together the best of both companies, resulting in meaningful economies of scale, expanded growth opportunities, complementary geographic reach, operational efficiencies, and a differentiated go-to-market offering based on service excellence, industry-leading digital capabilities, and a strong, customer-centric salesforce.

•We believe customers would further benefit from the broader product offering, our strengthened ability to compete in the marketplace, and increased efficiencies.

•We believe the combination would result in a thriving, inspired culture, supported by investment in the development of associates.

•Finally, we estimate a combination would generate meaningful multi-year synergies and significant opportunities for profitable growth and shareholder returns.

Our ask of PFG is to simply work together to further understand the merits and opportunities of a potential combination.